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                                                                 EXHIBIT 10.13

[THE MILLER GROUP LETTERHEAD]

                              LETTER OF AGREEMENT

         This letter will confirm and constitute the agreement ("Agreement") as of the 23 day of May, 1996 between Capital Title Agency Inc. (hereinafter "CAPITAL TITLE" or the "COMPANY") and Miller Capital Corporation dba The Miller Group ("TMG") pursuant to which TMG will furnish to the Company certain management consulting and financial advisory services.

1.      TMG SERVICES.

         TMG will perform the following services for the Company: (i) a due diligence review of the Company's business plan and corporate structure; (ii) financial consultation with respect to the Company's funding requirements and projected associated costs to include preparation of reports and valuation meaningful to a public equity funding; (iii) advice and consultation with respect to financial structure, markets and placement of any equity offering; and (iv) investor relations services.

        It is expressly acknowledged and agreed by the parties hereto that TMG's obligations do not insure the successful negotiation of or obtaining of any type of Financing for the Company and any efforts by TMG for obtaining Funding for the Company shall be done on a "BEST EFFORTS" basis only. TMG is not a NASD registered broker/dealer.

        It is expressly acknowledged and agreed by the parties hereto that TMG and employees of TMG are independent contractors and are not employees or officers of the Company.

2.      PROVISION OF INFORMATION BY THE COMPANY.

        The Company acknowledges that TMG, in order to perform its services effectively under this Agreement and to satisfy such obligations, requires prompt receipt of all material information with respect to the Company, its operations and prospects. Accordingly, the Company will furnish to TMG copies of all financial statements, tax returns, reports and agreements executed in relation to the Company's business. The Company recognizes the necessity of promptly notifying, and will promptly notify, TMG of all material developments concerning the Company, its business and prospects and will supply TMG with information sufficient to enable TMB to make a determination as to its compliance with its own procedures as well as any legal requirements.



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May 10, 1996
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        TMG will have access to the Company's legal and accounting professionals and with prior approval from the Company access to outside legal counsel and accounting professionals at the Company's expense.

        TMG will accept and hold such Information in complete confidence for their use as contemplated hereby. The confidentiality obligations assumed by TMG hereunder will not apply to any Information which is presently in or subsequently becomes part of the public domain or is otherwise generally known or is obtained from any third party which is in possession of such Information through no fault of TMG.


3.  COMPENSATION TO TMG.

For services rendered under this Agreement, TMG shall receive the following compensation:

        A. As compensation for the Due Diligence Review and Proposed Valuation Report, TMG waives its standard fee which normally ranges from $15,000 to $25,000 as a special consideration to Capital Title;

        B. As compensation for its Financial Consulting Services, TMG will receive a fee of $3,000 per month to be accrued by TMG starting March 1996 and each month thereafter until the Company has completed their minimum Financing of $500,000 at which time the total accrued amount will be paid in full;

        C. As compensation for Investor Relations Services, TMG will receive a monthly fee of $5,500 beginning in the month following the completion of the $500,000 Financing and continuing for a period of twelve consecutive months;

        D. Out-of-pocket expenses incurred by TMG in connection with the services to be performed by it hereunder will be payable by the Company upon submission by TMG of monthly invoices delineating such expense. Any expense over $500 must be approved by the Company in advance;

        E. TMG will receive a success fee ("Success Fee") in the form of a cash payment in the amount of seven (7%) percent of the gross proceeds of any Financing, including any form of equity, convertible debt, debt with warrants, debt with
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May 10, 1996
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            equity incentives to the lender, or any other form of equity, debt or guarantees obtained by or invested in Capital Title, payable upon closing or receipt of funds by Capital Title;

        F. Capital Title shall have sole discretion in determining what constitutes an acceptable Financing as contemplated by this Agreement. TMG shall earn the Success Fee only upon the closing or receipt of funds from a Financing as described in 3.D., above, and not merely for presenting a financing option or prospective investor which in Capital Title sole discretion is unacceptable; and

        G. TMG or its assigns shall be sold Five Hundred Ninety Thousand (590,000) shares of Capital Title's outstanding common stock ("Common Stock") for the price of $100 only upon the closing of the public company reverse merger but prior to the private placement offering.


    4.  EXCLUSIVITY.

        A. From the effective date of this Agreement, the Company and its officers will not engage any other person or entity to serve as its agent or representative to provide services similar to those to be provided by TMG through the term of this Agreement without the prior written consent of TMG.

        B. If for a period of five (5) years after successfully closing a Financing, as contemplated under this Agreement, Capital Title desires to commence any Transaction (as hereinafter defined), The Miller Group shall have the right of first refusal to act as Capital Title's financial advisors, to arrange for placement agents or underwriters, as the case may be, with respect to any such Transaction or Transactions. For purposes of this Agreement, the term "Transaction" shall include each of the following; the purchase, sale, merger, consolidation or any other business combination, in one or a series of transactions, involving Capital Title, or any sale of securities of Capital Title or a New Entity effected pursuant to a private sale or an underwritten public offering. In the event Capital Title sells more than ten (10%) percent of Capital Title to any party, TMG will be entitled to a cash payment in the amount of $200,000 (Two Hundred Thousand Dollars).
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        C.  If Capital Title decides to pursue any such Transaction, and TMG exercise its right of first refusal provided hereunder, TMG will receive a fee of $200,000 for a Transaction involving the purchase, sale, merger, consolidation or any other business combination, in one or a series of transactions, involving Capital Title; and for a Transaction involving any sale of securities of Capital Title or a New Entity effected pursuant to a private sale or an underwritten public offering, Capital Title and TMG will enter into an agreement appropriate to the circumstances.


5.  COMPANY COVENANT RE TMG EMPLOYEES.

        The Company recognizes that client service officers and other employees of TMG are necessary for the continued servicing by TMG of its several clients. Accordingly, the Company will not, during the term of this Agreement, and for a period of two years after its termination, employ any client service officer, account executive or other employee of TMG in any capacity.


6.  ASSIGNMENT.

        TMG recognizes the personal nature of the services to be performed by it and shall not transfer or assign to any other person, firm or corporation its responsibilities and obligations under this Agreement without prior approval of the Company. In the event that a merger, sale of assets or change of control of the Company or TMG shall occur, this Agreement shall be binding upon the successor and assigns of such party.


7.  INTEGRATION.

        This writing constitutes the full and complete agreement of the parties, which Agreement may not be modified by any method other than another writing signed by the parties.


8.  HEADINGS.

        The paragraph headings have been inserted for convenience and shall not be construed in a manner contrary to the text of this Agreement.

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9.      ATTORNEY FEES.

        In the event of any action or proceeding to enforce the provisions of this Agreement, the prevailing party shall be entitled to its reasonable attorney fees, such fees to be set by a judge and not by a jury and to be included in any judgment entered in such action or proceeding.

10.     INDEMNIFICATION.

        Both TMG and the Company agree to indemnify the other company's respective directors, officers and employees against all losses and claims as is customary in advisory engagements. The provisions of this section shall survive any termination of the engagement that is the subject of this letter.

11.     EFFECTIVE DATE.

        This Agreement shall be effective as of the date and year first set forth above.

AGREED AND ACCEPTED:

        Please confirm that the foregoing correctly sets forth our mutual understanding by signing and returning the copy of this Agreement provided for that purpose.


Capital Title Agency Inc.                       Miller Capital Corporation
Donald R. Head                                  Rudy R. Miller


By: /s/ Donald R. Head                          By: /s/ Rudy R. Miller
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Title: Chairman & CEO                           Title: Chairman and President
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Date: May 23, 1996                              Date: May 23, 1996
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